AGREEMENT made as of the 18th day of April, 1994, by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and JAMES A. WARNER ("Executive"), residing at 3 Fountain Square, Larchmont, New York 10538.
                           W I T N E S S E T H:
     WHEREAS, Executive has been retained to perform services as an executive of the CBS Enterprises Division ("CBE") of CBS; and
     WHEREAS, CBS desires to secure the services of Executive as an executive of CBE, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
     1. CBS hereby employs Executive, and Executive hereby accepts employment, as an executive of CBE (currently as President of CBE), for a period commencing June 1, 1994 and ending December 31, 1997. Executive will report to the President of the CBS Broadcast Group. Executive will be the most senior executive responsible for distribution of CBS programs to all domestic and international ancillary markets and for identification of opportunities for CBS investment and participation in domestic and international programming and media ventures. Executive will also participate in the expansion of in-house production resources, the acquisition of ancillary distribution rights for programming and the operation of the CBS/FOX home video joint venture. Executive will directly supervise the most senior executives of CBS Broadcast
International and CBS Video, and have a close working relationship with the most senior executive of CBS International programming.
     2. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for his services hereunder base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum. Executive's salary shall be subject to increase in accordance with Company policy and guidelines. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees of comparable stature. In addition, Executive shall receive in February of 1995, 1996, 1997, and 1998, a bonus of no less than seventy thousand dollars ($70,000), consisting of a payment from the CBS Executive Incentive Plan and, if necessary to reach the seventy thousand dollar ($70,000) figure, an additional amount.
     3. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees and for the specific benefit of employees at the division president level, such as pension plans, investment funds and group or other
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insurance plans and benefits, if and to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will also be eligible for participation in other CBS benefit plans, including the Executive Incentive Plan, Supplemental Executive Retirement Plan (SERP) and the Stock
Rights Plan or any successor plans thereto, in which participation is limited to CBS executives in positions comparable to Executive's. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive's base salary. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute. In addition, Executive will be entitled to four weeks of annual vacation. While
Executive's services will require travel to other cities, Executive's primary duties will be in New York City, where
Executive will be provided with an office, full-time secretary, support services, and business reimbursement appropriate to his position.

     4. Executive agrees to devote all of his business time and attention to the affairs of CBE, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his business/professional services shall be completely exclusive to CBS during the term hereof.
     5. Executive acknowledges that he has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary" issued in January 1979. Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
     6.a. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for cause, which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's intentional breach of the provisions of paragraph 4 or of

paragraph 5 hereof, then CBS's obligations hereunder shall immediately thereupon terminate.
       b. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS other than for cause (as defined in paragraph 6.a., above), Executive shall be entitled to receive severance pay in accordance with Company policy in effect at the time of termination, but in no case less than one (1) year's base salary.
     7. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns, it being understood that no assignment of this Agreement, in whole or in part, will relieve either party of it obligations hereunder. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall
in no way affect any other provision of this Agreement or the validity or enforceability thereof.
    8. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated, or at such other addresses as they may hereafter designate in writing.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           CBS INC.



                           By:  /S/ HOWARD STRINGER


                           By:  /S/ JAMES A. WARNER
                                (Executive)















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